                                  EXHIBIT 5.1

                               OPINION OF COUNSEL
                                 RE SECURITIES

                      GREENE RADOVSKY MALONEY & SHARE LLP
                                ATTORNEYS AT LAW
                        A LIMITED LIABILITY PARTNERSHIP
                            FOUR EMBARCADERO CENTER
                                   SUITE 4000
                          SAN FRANCISCO, CA 94111-4106
                           TELEPHONE: (415) 981-1400
                           FACSIMILE: (415) 777-4961


                                  May 19, 2000



ICON Capital Corp.
111 Church Street
White Plains, NY 10601


Ladies and Gentlemen:


    We have acted as counsel to ICON Capital Corp., a Connecticut corporation ("ICON"), in connection with the offering of Units (as hereinafter defined) in ICON Income Fund Eight B L.P., a Delaware limited partnership ("ICON Eight B"), which has been formed as a Delaware limited partnership. ICON Eight B is hereinafter referred to as the "Partnership".



    We have participated in the preparation of Post-Effective Amendment No. 6 to the Registration Statement on Form S-1 (such Registration Statement, as amended, being referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), to be filed with the Securities and Exchange Commission (the "Commission") on or about the date hereof covering the issuance of up to an aggregate of 75,000 units (the "Units") of limited partnership interests in the Partnerships. We have examined (i) the Certificate of Limited Partnership of ICON Eight B as amended to date, (ii) the Agreement of Limited Partnership of ICON Eight B dated as of May 28, 1998 (the "ICON Eight B Partnership Agreement") as amended to date, (iii) the Prospectus constituting part of the Registration Statement (the "Prospectus"), and such other documents pertaining to the Partnership as we have deemed necessary or appropriate for purposes of rendering this opinion. In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.



    Based upon and subject to the foregoing, and assuming that sales of the Units will be made in accordance with the terms and conditions stated in the Registration Statement and the ICON Eight B Partnership Agreement, we are of the opinion that each of the Units to be issued pursuant to the ICON Eight B Partnership Agreement will be duly authorized and, when issued and paid for as described in the Prospectus, will be fully paid and non-assessable, except as provided in Section 17-607(b) of the Delaware Revised Uniform Limited Partnership Act.

    We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.

                             Very truly yours

                             GREENE RADOVSKY MALONEY & SHARE LLP